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EXHIBIT 11.1


INVIVO CORPORATION AND SUBSIDIARIES STATEMENT OF COMPUTATION OF NET INCOME PER SHARE


                                        THREE MONTHS ENDED              NINE MONTHS ENDED
                                             MARCH 31,                       MARCH  31,

                                       1997            1996            1997            1996
                                       ----            ----            ----            ----
Net income                         $  403,400         690,800         704,600       2,371,900
                                   ==========       =========       =========       =========
     Computation of weighted
     average common shares
     outstanding:

        Common stock                3,244,066       3,221,327       3,236,501       3,213,412

        Common stock
         equivalents                  247,115         234,503         236,329         247,775
                                   ----------       ---------       ---------       ---------

     Weighted average common
     shares outstanding             3,491,181       3,455,830       3,472,830       3,461,187
                                   ==========       =========       =========       =========

Net income per common share        $      .12             .20             .20             .69
                                   ==========       =========       =========       =========



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